Exhibit 99.1

Robert F.X. Sillerman

SFX Entertainment, Inc.

902 Broadway, 15th Floor

New York, NY 10010

June 17, 2015

[Purchaser Name]
[Purchaser Address]

Re: Put Option with respect to Shares of SFX Entertainment, Inc. (the “Company”)

Dear Sirs,

Reference is hereby made to that certain Securities Purchase Agreement, dated as of June 17, 2015, by and between the Company and you (“Purchaser”), pursuant to which you agreed to purchase from the Company and the Company agreed to sell to you 1,152,605 shares of common stock of the Company (the “Shares”) in a private placement transaction.

I (including through my management and control of Sillerman Investment Company III LLC) beneficially own in excess of 37% of the issued and outstanding capital stock of the Company.  The Company is in need of additional funding and the Purchaser has agreed to purchase the Shares on the condition that I enter into this letter agreement.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by our respective signatures below, the parties to this letter agreement hereby agree as follows:

For so long as Purchaser holds Shares but subject to the other provisions of this letter agreement, Purchaser may require that I, Robert F.X. Sillerman, purchase, in respect of any or all of the Shares specified by Purchaser in a written notice (a “Sale Notice”) delivered to me (the number of Shares so specified in the Sale Notice, the “Put Shares”), at a price equal to $5.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of common stock, the “Per Put Share Price”)) (such right, the “Put Right”). Upon delivery of the Sale Notice, (i) Purchaser shall deliver the Put Shares to me, and (ii) I shall promptly pay (but in no event later than three (3) business days after delivery of the Sale Notice) to Purchaser or its designee, by wire transfer of immediately available funds to the account or accounts specified by Purchaser in the Sale Notice, an amount equal to the number of Put Shares multiplied by the Per Put Share Price.

Notwithstanding any other provision herein, the Put Right is exercisable by Purchaser during the period beginning on the earlier of (i) January 6, 2016 (ii) the date of any public announcement that the Merger Agreement (defined below) has been terminated, a notice of termination has been sent by any party thereto, or the transactions contemplated therein have been abandoned (whether prior to or after January 6, 2016) (a “Sillerman Abandonment”), and (iii) the date the Company enters into a definitive agreement with a third-party to acquire all or substantially all of the assets or shares of common stock of the Company whether through a merger, tender offer, asset acquisition or other structure (whether prior to or after January 6, 2016) (a “Third Party Acquisition”), and in each case ending on the later of (x) the one-year anniversary of this letter agreement and (y) the tenth business day following the public announcement of a termination of the Merger Agreement.  In the event of a Third Party Acquisition, Purchaser may exercise the Put Right with respect to Shares then owned prior to the closing of the transactions contemplated by such Third Party Acquisition at any time at which the common stock of the Company trades and remains below $5.25 per share on the date a Sale Notice is sent by Purchaser to me.

In the event Purchaser exercises the Put Right to sell Put Shares in accordance with this letter agreement, I shall be entitled via written notice to Purchaser to require Purchaser, in lieu of selling Put Shares to me, to sell such Put Shares in open market sale transactions on Nasdaq at then-current market prices.  In such event, Purchaser shall sell such Put Shares in ordinary broker transactions over a period not to exceed 30 calendar days and shall provide written notice to me after all such Shares have been disposed of along with appropriate documentation evidencing the transactions (the “Completion Notice”).  Within ten business days of receipt of the Completion Notice, I shall pay to Purchaser or its designee, by wire transfer of immediately available funds to the account or accounts specified by Purchaser, an amount equal to the difference between (A) the number of Put Shares sold by Purchaser in open market transactions (which, for the avoidance of doubt, shall not exceed the number of Put Shares specified in Purchaser’s Sale Notice) multiplied by $5.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to shares of common stock) and (B) the net proceeds received by Purchaser for all of the Put Shares sold in such open market transactions.

The parties agree that the Put Right is non-transferrable in all respects except to an affiliated fund or entity in the same family complex as Purchaser (a “Permitted Transferee”) that takes ownership of the Shares. The parties further agree that any transfer of the Shares (whether in an open market sale, private sale, merger or otherwise) to a non-Permitted Transferee shall result in the immediate cancellation of the Put Right with respect to such transferred Shares.

If I fail for any reason to pay any amounts hereunder (including, without limitation, the Per Put Share Price) when due (subject to a three (3) business day opportunity to cure any deficiency), then in addition to any other rights the Purchaser may have hereunder or under applicable law, on such date and on each and every month thereafter (if the applicable payment shall not have been made in full, including any Liquidated Damages required by this paragraph, by such date) until the date the applicable payment shall have been made in full, including any Liquidated Damages required by this paragraph, I shall pay to the Purchaser an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to $0.10 per Put Share, plus any costs and expenses (including legal fees and expenses) incurred in enforcement of this letter agreement.

Purchaser acknowledges that it is aware that it may, prior to the closing of the transactions contemplated under that certain Agreement and Plan of Merger dated as of May 26, 2015 (as amended or modified from time to time, the “Merger Agreement”) by and among the Company, SFXE Acquisition LLC, and SFXE Merger Sub Inc., elect to receive in lieu of cash consideration in the merger one share of non-voting Class B common stock of the surviving corporation of the merger pursuant to the election procedures set forth in the Merger Agreement.

Purchaser may not deliver a Sale Notice hereunder from and after the closing of the transactions contemplated by the Merger Agreement.

Very truly yours,

Robert F.X. Sillerman

Agreed:

[Name of Purchaser]